                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                bebe stores, inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                  075571 10 9

                                 (CUSIP Number)

                                 Not applicable.

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /    Rule 13d-1(b)

/ /    Rule 13d-1(c)

/x/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            Page 1 of 10 pages

CUSIP NO. 075571 10 9                  13G                   Page 2 of 10 Pages
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Manny Mashouf
              ###-##-####

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  / /
                                                                     (b)  /x/
------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
------------- -----------------------------------------------------------------
                                5      SOLE VOTING POWER

        NUMBER OF                        575,540*
          SHARES        ---------- --------------------------------------------
       BENEFICIALLY             6      SHARED VOTING POWER
        OWNED BY
         BY EACH                         20,174,677**
        REPORTING       ---------- --------------------------------------------
         PERSON                 7      SOLE DISPOSITIVE POWER
          WITH
                                         575,540*
                        ---------- --------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                         20,174,677**
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              20,750,217
-------------------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*  / /
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              84.8%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON *

              IN
-------------------------------------------------------------------------------

                      * As trustee of the Manny Mashouf
                        Charitable Remainder Unitrust December 21, 1998

                     ** As trustee of the Mashouf Family Trust UTD April 1, 1998

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 075571 10 9                  13G                   Page 3 of 10 Pages
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Neda Mashouf
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  / /
                                                                     (b)  /x/
------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
------------- -----------------------------------------------------------------
                                5      SOLE VOTING POWER

        NUMBER OF                        0
          SHARES             ---------- ---------------------------------------
       BENEFICIALLY             6      SHARED VOTING POWER
         OWNED BY
        BY EACH                          20,174,677***
       REPORTING             --------- ----------------------------------------
         PERSON                 7      SOLE DISPOSITIVE POWER
          WITH
                                         0
                            ---------- ----------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                         20,174,677***
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              20,174,677***
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES* / /

-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              82.5%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON *

              IN
-------------------------------------------------------------------------------

              *** As trustee of the Mashouf Family Trust UTD April 1, 1998


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 075571 10 9                  13G                   Page 4 of 10 Pages
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Manny Mashouf TTEE Manny Mashouf Charitable
              Remainder Unitrust December 21, 1998
              ###-##-####

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  / /
                                                                     (b)  /x/
------------- -----------------------------------------------------------------
     3        SEC USE ONLY

------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
------------- -----------------------------------------------------------------
                                5      SOLE VOTING POWER

        NUMBER OF                        575,540
          SHARES            ---------- ----------------------------------------
       BENEFICIALLY             6      SHARED VOTING POWER
        OWNED BY
         BY EACH                       None
       REPORTING            ---------- ----------------------------------------
         PERSON                 7      SOLE DISPOSITIVE POWER
         WITH
                                       575,540
                            ---------- ----------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                         None
-------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              575,540
-------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES* / /
-------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.4%
-------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON *

              IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 075571 10 9                  13G                   Page 5 of 10 Pages
-------------------------------------------------------------------------------

ITEM 1.

         (a)      Name of Issuer:

                  bebe stores, inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  380 Valley Drive
                  Brisbane, California  94005

ITEM 2.

         (a)      Name of Person Filing:

                  (1) Manny Mashouf, Trustee of the Mashouf Family Trust UTD April 1, 1998
                  (2) Neda Mashouf, Trustee of the Mashouf Family Trust UTD April 1, 1998
                  (3) Manny Mashouf TTEE Manny Mashouf Charitable Remainder Unitrust
                                December 21, 1998 ("Trust")

         (b) Address of Principal Business Office or, if none, Residence:

                  Manny Mashouf
                  380 Valley Drive
                  Brisbane, California  94005

                  Neda Mashouf
                  380 Valley Drive
                  Brisbane, California  94005

                  Trust
                  380 Valley Drive
                  Brisbane, California  94005

         (c)      Citizenship:

                  Manny Mashouf: United States of America
                  Neda Mashouf: United States of America
                  Trust: United States of America

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  075571 10 9

CUSIP NO. 075571 10 9                  13G                   Page 6 of 10 Pages
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / /   Broker or Dealer registered under section 15 of the Act

     (b)  / /   Bank as defined in section 3(a)(6) of the Act

     (c)  / /   Insurance company as defined in section 3(a)(19) of the Act

     (d)  / /   Investment company registered under section 8 of the
                 Investment Company Act of 1940

     (e)  / /   Investment adviser in accordance with section
                 240.13d-1(b)(1)(ii)(E)

     (f)  / /   An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

     (g)  / /   Parent Holding Company, in accordance with section 240.13d- 1(b)
                 (ii)(G) (Note: See Item 7)

     (h)  / /   Savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act

     (i)  / /   Church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment Company Act of 1940

     (j)  /x/     Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned:

                  Manny Mashouf: 20,750,217*
                  Neda Mashouf: 20,174,677*
                  Trust: 575,540

     (b)  Percent of Class:

                  Manny Mashouf: 84.8%
                  Neda Mashouf: 82.5%
                  Trust: 2.4%

                  Based on 24,457,820 shares of the Issuer's Common Stock outstanding as of December 31, 1999.

                * In their capacity as trustees.

CUSIP NO. 075571 10 9                  13G                   Page 7 of 10 Pages
-------------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Manny Mashouf: 575,540
                           Neda Mashouf: 0
                           Trust: 575,540

                  (ii) shared power to vote or to direct the vote:

                           Manny Mashouf: 20,174,677
                           Neda Mashouf: 20,174,677
                           Trust: none

                  (iii) sole power to dispose or to direct the disposition of:

                           Manny Mashouf: 575,540
                           Neda Mashouf: 0
                           Trust: 575,540

                  (iv) shared power to dispose or to direct the disposition of:

                           Manny Mashouf: 20,174,677
                           Neda Mashouf: 20,174,677
                           Trust: none


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

CUSIP NO. 075571 10 9                  13G                   Page 8 of 10 Pages
-------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

CUSIP NO. 075571 10 9                  13G                   Page 9 of 10 Pages
-------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                   /s/ Manny Mashouf
                                   -------------------------------------------
                                   Manny Mashouf TTEE Mashouf Family Trust
                                   UTD April 1, 1998

                                   /s/ Neda Mashouf
                                   -------------------------------------------
                                   Neda Mashouf TTEE Mashouf Family Trust
                                   UTD April 1, 1998

                                   /s/ Manny Mashouf
                                   -------------------------------------------
                                   Manny Mashouf TTEE Manny Mashouf Charitable
                                   Remainder Unitrust December 21, 1998

CUSIP NO. 075571 10 9                  13G                   Page 10 of 10 Pages
-------------------------------------------------------------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         WHEREAS, the statement on Schedule 13G to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

         WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

         NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

         1. Each of the Reporting Persons is individually eligible to use the Joint Statement.

         2. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

         3. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

         4. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such person knows or has reason to believe that such information is inaccurate.

         5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

Date:  February 14, 2000

                                /s/ Manny Mashouf
                                ----------------------------------------
                                Manny Mashouf TTEE Mashouf Family Trust
                                UTD April 1, 1998

                                /s/ Neda Mashouf
                                ----------------------------------------
                                Neda Mashouf TTEE Mashouf Family Trust UTD
                                April 1, 1998

                                /s/ Manny Mashouf
                                ----------------------------------------
                                Manny Mashouf TTEE Manny Mashouf Charitable
                                Remainder Unitrust December 21, 1998